Exhibit T3A.29.7

FEDERAL IDENTIFICATION
NO. 04-2547678
The Commonwealth of Massachusetts
OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE
MICHAEL JOSEPH CONNOLLY, Secretary
ONE ASHBURTON PLACE, BOSTON, MASS. 02108
ARTICLES OF AMENDMENT
General Laws, Chapter 156B, Section 72
     This certificate must be submitted to the Secretary of the Commonwealth, within sixty days after the date of the vote of stockholders adopting the amendment. The fee for filing this certificate is prescribed by General Laws, Chapter 156B, Section 114. Make check payable to the Commonwealth of Massachusetts.

We,	Rene A. Lefebvre	,-~~President~~/Vice President and
	Cyril Hochberg	, Clerk/~~Assistant Clerk~~ of
EATON FINANCIAL CORPORATION
(Name of Corporation)
located at The Beaumont Building, 27 Hollis Street, Framingham, MA 01701, do hereby certify that the following amendment to the articles of organization of the corporation was duly adopted at the Annual Meeting of Stockholders held on August 12, 1986, by vote of
2,101,860 shares of common stock out of 3,054,307 shares outstanding,
(Class of stock)
                     shares of                      out of                     shares outstanding, and
(Class of stock)
                    shares of                     out of                     shares outstanding,
(Class of stock)

CROSS OUT INAPPLICABLE CLAUSE	being at least a majority of each class outstanding and entitled to vote thereon:-[1]
~~two thirds of each class outstanding and entitled to vote thereon and of each class or series of stock whose rights are adversely affected thereby:~~-[2]

[1]	For amendments adopted pursuant to Chapter 156B, Section 70.

[2]	For amendments adopted pursuant to Chapter 156B, Section 71.
Note: If the space provided under any Amendment or item on this form is sufficient, additions shall be set forth on separate 8 1/2 × 11 sheets of paper leaving a left hand margin at least 1 inch for binding. Additions to more than one Amendment may be continued on a single sheet so long as each Amendment requiring each such addition is clearly indicated.

TO CHANGE the number of shares and the par value, if any, of each class of stock within the corporation fill in the following:
The total presently authorized is:

	NO PAR VALUE	WITH PAR VALUE	PAR
KIND OF STOCK	NUMBER OF SHARES	NUMBER OF SHARES	VALUE
COMMON		5,000,000	$.10

PREFERRED
CHANGE the total to:

	NO PAR VALUE	WITH PAR VALUE	PAR
KIND OF STOCK	NUMBER OF SHARES	NUMBER OF SHARES	VALUE
COMMON		20,000,000	$.10

PREFERRED

VOTED:	To amend the Company’s Articles of Organization to increase the number of authorized shares of its $.10 par value common stock from 5,000,000 to 20,000,000 shares.

     The foregoing amendment will become effective when these articles of amendment are filed in accordance with Chapter 156B, Section 6 of The General Laws unless these articles specify, in accordance with the vote adopting the amendment, a later effective date not more than thirty days after such filing, in which event the amendment will become effective on such later date.
IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 14th day of August, in the year 1986.

/s/ Rene A. Lefebvre Rene A. Lefebvre	~~President~~/Vice President

/s/ Cyril Hochberg Cyril Hochberg	Clerk/~~Assistant Clerk~~